EXHIBIT 99.1

Vanguard Reports First Quarter Results

NASHVILLE, Tenn. – November 12, 2007 -- Vanguard Health Systems, Inc. (“Vanguard”) today announced results for the first quarter ended September 30, 2007.

Total revenues for the quarter ended September 30, 2007, were $662.5 million, an increase of $44.2 million or 7.1% from the prior year quarter. Patient service revenues and health plan premium revenues increased $35.5 million and $8.7 million, respectively, from the prior year quarter. The quarter over quarter increase in patient service revenues primarily resulted from a 5.6% increase in patient revenues per adjusted hospital discharge from continuing operations and a 1.2% increase in hospital adjusted discharges from continuing operations. The quarter over quarter increase in health plan premium revenues resulted primarily from an increase in average membership in our managed Medicaid health plan in Phoenix, Arizona during the current year quarter compared to the prior year quarter.

For the quarter ended September 30, 2007, Vanguard reported a loss from continuing operations of $6.5 million compared to a loss from continuing operations of $2.7 million during the prior year quarter. The provision for doubtful accounts as a percentage of patient service revenues increased to 9.7% during the current year quarter compared to 7.8% during the prior year quarter. As previously disclosed, effective July 1, 2007 Vanguard implemented a new allowance for bad debts policy that more quickly recognizes uncollectible accounts associated with uninsured or underinsured patients. This policy change combined with a quarter over quarter increase in self pay net revenue payer mix resulted in an increase to the provision for doubtful accounts. This increase was partially offset by a quarter over quarter decrease in charity care deductions as a percentage of patient service revenues from 4.3% to 3.1%. Salaries and benefits as a percentage of total revenues decreased from 42.0% during the prior year quarter to 41.3% during the current year quarter primarily as a result of a 20.5% decrease in contract labor expense. Supplies as a percentage of total revenues decreased from 16.2% during the prior year quarter to 15.6% during the current year quarter primarily as a result of the implementation of certain of our corporate supply chain initiatives.

For the quarter ended September 30, 2007, Vanguard’s net loss was $6.9 million compared to a net loss of $7.7 million during the prior year quarter.

Adjusted EBITDA was $56.8 million for the quarter ended September 30, 2007, an increase of $2.8 million or 5.2% from the prior year quarter.  A reconciliation of Adjusted EBITDA to net loss as determined in accordance with accounting principles generally accepted in the United States for the quarters ended September 30, 2006 and 2007 is included in the attached supplemental financial information.

The consolidated operating results for the quarter ended September 30, 2007 reflect a 1.1% increase in discharges from continuing operations and a 1.2% increase in hospital adjusted discharges from continuing operations compared to the prior year quarter. The increase in quarter over quarter discharges is primarily attributable to a 3.7% increase in admissions through hospital emergency rooms during the current year quarter. Demand for higher acuity services and elective procedures in our markets remains weak due to multiple factors including an increase in the number of individuals who are uninsured or underinsured, while competition to provide those services remains intense. Emergency room visits from continuing operations increased 3.6% quarter over quarter. Outpatient surgeries from continuing operations decreased 5.8% quarter over quarter primarily as a result of the opening of a new physician-owned surgery center on the campus of one of Vanguard’s hospitals in October 2006, elimination of certain unprofitable service lines and physician migration at certain other hospitals.

Net cash provided by operating activities was $57.1 million for the quarter ended September 30, 2007 compared to $0.4 million for the prior year quarter. The improvement in operating cash flows was primarily attributable to improved cash collections of accounts receivable during the current year quarter and a decrease in payments of accounts payable and other liabilities during the current year quarter. Cash used in investing activities decreased $12.2 million during the current year quarter compared to the prior year quarter, primarily due to a $15.5 million quarter over quarter decrease in capital expenditures. Payments for construction costs and equipment related to the expansion projects in San Antonio and Phoenix, which were completed in late fiscal 2007, were significantly higher during the prior year quarter than during the current year quarter.

As previously disclosed, in June 2007 Vanguard ceased providing acute care services at Phoenix Memorial Hospital (“PMH”) and began leasing portions of the building to various third party healthcare providers under long-term operating leases. As a result of the change in use of this building, the acute care operations of PMH have been reclassified to discontinued operations for both periods presented. Discontinued operations, as presented in our condensed consolidated statements of operations, now includes the operations of the California hospitals and medical office buildings sold in October 2006 and March 2006, respectively, and the PMH acute care operations.

“We are pleased with the progress we have made with our quality of care and expense management initiatives during the first quarter of our new fiscal year,” commented Charles N. Martin, Jr., Chairman and Chief Executive Officer. “The many operating challenges that face our company and the hospital industry are well documented and will likely persist for several more quarters. We remain focused on strategies to improve our operating results during the current fiscal year and, more importantly, we remain committed to our quality initiatives that will improve our long-term competitive position.”

Vanguard will host a conference call for investors at 11:00 am EST on November 13, 2007. All interested investors are invited to access a live audio broadcast of the call, via webcast. The live webcast can be accessed on the home page of Vanguard’s Web site at www.vanguardhealth.com by clicking on First Quarter Webcast or at http://www.visualwebcaster.com/event.asp?id=43376. If you are unable to participate during the live webcast, the call will be available on a replay basis on Vanguard’s Web site www.vanguardhealth.com. To access the replay, click on First Quarter Webcast on Vanguard’s home page or later on the Latest News link on the Investor Relations page of www.vanguardhealth.com.

Vanguard owns and operates 15 acute care hospitals and complementary facilities and services in Chicago, Illinois; Phoenix, Arizona; San Antonio, Texas; and Massachusetts. Vanguard’s strategy is to develop locally branded, comprehensive healthcare delivery networks in urban markets. Vanguard will pursue acquisitions where there are opportunities to partner with leading delivery systems in new urban markets. Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives including expanding services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment. These strategies improve quality and network coverage in a cost effective and accessible manner for the communities we serve.

This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include all statements that are not historical statements of fact and those statements regarding Vanguard’s intent, belief or expectations. Do not rely on any forward-looking statements as such statements are subject to numerous factors, risks and uncertainties that could cause Vanguard’s actual outcomes, results, performance or achievements to be materially different from those projected. These factors, risks and uncertainties include, among others, Vanguard’s high degree of leverage and interest rate risk; Vanguard’s ability to incur substantially more debt; operating and financial restrictions in Vanguard’s debt agreements; Vanguard’s ability to successfully implement its business strategies; Vanguard’s ability to successfully integrate its recent and any future acquisitions; the highly competitive nature of the healthcare business; governmental regulation of the industry including Medicare and Medicaid reimbursement levels; changes in Federal, state or local regulation affecting the healthcare industry; the possible enactment of Federal or state healthcare reform; pressures to contain costs by managed care organizations and other insurers and Vanguard’s ability to negotiate acceptable terms with these third party payers; the ability to attract and retain qualified management and personnel, including physicians and nurses; claims and legal actions relating to professional liabilities or other matters; changes in general economic conditions; Vanguard’s exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts; Vanguard’s ability to maintain or increase patient membership and control costs of its managed healthcare plans;  the availability and terms of capital to fund the expansion of Vanguard’s business; the geographic concentration of Vanguard’s operations; the technological and pharmaceutical improvements that increase the cost of providing healthcare services or reduce the demand for such services; the timeliness of reimbursement payments received under government programs; the potential adverse impact of known and unknown government investigations; and those factors, risks and uncertainties detailed in Vanguard’s filings from time to time with the Securities and Exchange Commission, including, among others, Vanguard’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Although Vanguard believes that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by Vanguard that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on Vanguard’s results of operations and financial condition.  Vanguard undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions)

	Three months ended September 30,

	2006		2007

Patient service revenues	$521.3	84.3%	$556.8	84.0%
Premium revenues	97.0	15.7	105.7	16.0

Total revenues	618.3	100.0	662.5	100.0

Costs and Expenses:
Salaries and benefits (includes stock compensation of $0.3 and $0.5, respectively)	259.6	42.0	273.7	41.3
Supplies	100.2	16.2	103.2	15.6
Medical claims expense	71.7	11.6	76.0	11.5
Provision for doubtful accounts	40.5	6.5	53.9	8.1
Purchased services	33.6	5.5	34.8	5.3
Rents and leases	8.9	1.4	10.1	1.5
Other operating expenses	50.1	8.1	54.5	8.2
Depreciation and amortization	28.9	4.7	32.5	4.9
Interest, net	29.8	4.8	31.7	4.8
Other	(0.8)	(0.1)	2.0	0.3

Total costs and expenses	622.5	100.7	672.4	101.5

Loss from continuing operations before income taxes	(4.2)	(0.7)	(9.9)	(1.5)
Income tax benefit	1.5	0.3	3.4	0.5

Loss from continuing operations	(2.7)	(0.4)	(6.5)	(1.0)
Loss from discontinued operations, net of taxes	(5.0)	(0.8)	(0.4)	(0.1)

Net loss	$(7.7)	(1.2)%	$(6.9)	(1.1)%

VANGUARD HEALTH SYSTEMS, INC.
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to Net Loss
(In millions)

	Three months ended September 30,

	2006	2007

Net loss	$(7.7)	$(6.9)
Interest, net	29.8	31.7
Income tax benefit	(1.5)	(3.4)
Depreciation and amortization	28.9	32.5
Minority interests	0.7	0.9
Equity method income	(0.2)	(0.9)
Stock compensation	0.3	0.5
Loss (gain) on sale of assets	(2.6)	0.1
Monitoring fees and expenses	1.3	1.9
Loss from discontinued operations, net of taxes	5.0	0.4

Adjusted EBITDA (a)	$54.0	$56.8

(a)

Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, minority interests, equity method income or loss, stock compensation, debt extinguishment costs, gain or loss on sale of assets, monitoring fees and expenses and discontinued operations (net of taxes). Adjusted EBITDA is not intended as a substitute for net loss, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States.  Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(In millions)

		(Unaudited)
	June 30, 2007	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$120.1	$158.3
Restricted cash	6.2	2.5
Accounts receivable, net of allowance for doubtful accounts of approximately $113.2 and $117.7 at June 30, 2007 and September 30, 2007, respectively	287.3	288.3
Inventories	46.8	47.2
Prepaid expenses and other current assets	57.7	63.7

Total current assets	518.1	560.0

Property, plant and equipment, net	1,186.6	1,163.3
Goodwill	689.2	689.2
Intangible assets, net	68.0	68.7
Investments in unconsolidated subsidiaries	7.3	7.3
Other assets	62.2	61.5

Total assets	$2,531.4	$2,550.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$144.1	$147.9
Accrued salaries and benefits	75.0	72.1
Accrued health claims	61.4	60.5
Accrued interest	13.4	26.5
Other accrued expenses and current liabilities	59.8	63.0
Current maturities of long-term debt	8.0	8.0

Total current liabilities	361.7	378.0
Minority interests in equity of consolidated entities	9.3	9.3
Other liabilities	82.3	88.7
Long-term debt, less current maturities	1,520.7	1,520.4
Commitments and contingencies

Stockholders’ equity:
Common Stock	–	–
Additional paid-in capital	644.6	645.1
Retained deficit	(87.2)	(91.5)

Total liabilities and stockholders’ equity	$2,531.4	$2,550.0

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three months ended September 30,

	2006	2007

Operating activities:
Net loss	$(7.7)	$(6.9)
Adjustments to reconcile net loss to net cash from operating activities:
Loss from discontinued operations	5.0	0.4
Depreciation and amortization	28.9	32.5
Provision for doubtful accounts	40.5	53.9
Deferred income taxes	(1.6)	(4.2)
Amortization of loan costs	1.1	1.2
Accretion of principal on senior discount notes	4.1	4.6
(Gain) loss on sale of assets	(2.6)	0.1
Stock compensation	0.3	0.5
Changes in operating assets and liabilities, net of effects of dispositions:
Accounts receivable	(65.4)	(57.3)
Inventories	(1.2)	(0.4)
Prepaid expenses and other current assets	(7.5)	(1.9)
Accounts payable	(1.9)	5.3
Accrued expenses and other liabilities	7.8	28.5

Net cash provided by (used in) operating activities – continuing operations	(0.2)	56.3
Net cash provided by operating activities – discontinued operations	0.6	0.8

Net cash provided by operating activities	0.4	57.1
Investing activities:
Capital expenditures	(36.9)	(21.4)
Proceeds from asset dispositions	6.5	0.1
Purchases of short-term investments	(30.0)	(30.0)
Sales of short-term investments	30.0	30.0
Other	2.1	1.3

Net cash used in investing activities – continuing operations	(28.3)	(20.0)
Net cash provided by (used in) investing activities – discontinued operations	(0.8)	3.1

Net cash used in investing activities	(29.1)	(16.9)
Financing activities:
Payments of long-term debt and capital leases	(2.1)	(2.0)
Proceeds from stock option exercises	–	0.2
Payments to retire stock and stock options	–	(0.2)

Net cash used in financing activities	(2.1)	(2.0)

Net increase (decrease) in cash and cash equivalents	(30.8)	38.2
Cash and cash equivalents, beginning of period	123.6	120.1

Cash and cash equivalents, end of period	$92.8	$158.3

Net cash paid for interest	$14.6	$13.2

Net cash paid for income taxes	$0.4	$0.4

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Three months ended September 30,

	2006	2007	% Change

Number of hospitals at end of period	15	15
Licensed beds at end of period	4,124	4,143
Discharges	41,193	41,665	1.1%
Adjusted discharges-hospitals	66,072	66,844	1.2%
Average length of stay	4.26	4.29	0.7%
Patient days	175,306	178,542	1.8%
Adjusted patient days-hospitals	281,182	286,440	1.9%
Patient revenue per adjusted discharge-hospitals	$7,436	$7,849	5.6%
Outpatient surgeries	19,248	18,129	(5.8)%
Emergency room visits	139,760	144,743	3.6%

Charity care as a percent of patient
service revenues	4.3%	3.1%

Provision for doubtful accounts as a percent
of patient service revenues	7.8%	9.7%

Net patient revenue payer mix:
Medicare	25.4%	25.3%
Medicaid	9.0%	8.6%
Managed care	51.9%	55.1%
Commercial	4.3%	1.3%
Self pay	9.4%	9.7%

Total	100.0%	100.0%

Contact: Vanguard Health Systems, Inc.
                Aaron Broad, Director Investor Relations
                (615) 665-6131